Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Alternative Solutions Trust of our reports dated December 22, 2020, relating to the financial statements and financial highlights, which appear in the Virtus Duff & Phelps Select MLP and Energy Fund and Virtus KAR Long/Short Equity Fund Annual Reports on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “Non-public Portfolio Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights”, and “Glossary” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 25, 2021